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                                                                    Exhibit 1.02

                                    ADDENDUM

                                       TO

                                SELLING AGREEMENT

                                 by and between

                              MAN INVESTMENTS INC.

                                       and

                                   ----------

          This Addendum is incorporated into and made a part of the Selling Agreement dated __________, 200__, by and between Man Investments Inc. and _____________________ (the "Selling Agreement"). Terms used but not defined herein shall have the same meaning given such terms in the Selling Agreement.

          Introduction.

          Man-AHL 130, LLC has been organized to trade and invest in commodities and other financial instruments (the "Fund") and has retained Man as distributor of Class A1, Class A2, Class B1 and Class B2 units of the Fund (collectively, "Units"). The Fund has registered an offering of the Units for sale to the public under the 1933 Act pursuant to a Registration Statement on Form S-1. The Fund is not an investment company subject to the 1940 Act. Man desires the Selling Agent to assist in the offer and sale of the Units pursuant to the terms of the Selling Agreement as modified hereby in respect of the Fund.

          Appointment of the Selling Agent

          The appointment of and acceptance by the Selling Agent as a selling agent is extended to include the Fund as if the Fund were included within the terms of Section 2 of the Selling Agreement and the terms of the Selling Agreement shall apply with respect to the Fund except as modified hereby.

          Representations and Warranties of Man.

          The representations of Man set forth in the Selling Agreement are restated, mutatis mutandis, with respect to the Fund.

          Representations, Warranties and Covenants of the Selling Agent.

          The representations of the Selling Agent set forth in the Selling Agreement are restated, mutatis mutandis, with respect to the Fund. Additionally, the Selling Agent represents and warrants to Man as follows:

          (a) Selling Agent is familiar with Rule 2810 of the NASD Conduct Rules and will comply fully with all the terms thereof.

          (b) Sales of Units will be made only to investors who the Selling Agent has reasonable grounds to believe, on the basis of information obtained from the subscriber
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concerning, among other things, the subscriber's investment objectives, other investments, financial situation and needs, that (to the extent relevant for the purposes of Rule 2810 and giving due consideration to the fact that the Fund is in no respects a "tax shelter") the subscriber is or will be in a financial position appropriate to enable the subscriber to realize to a significant extent the benefits of the Fund, including the tax benefits (if any) described in the Prospectus; the subscriber has a fair market net worth sufficient to sustain the risks inherent in participating in the Fund. Selling Agent agrees to maintain such records as are required by the applicable rules of the NASD and the state securities commissions for purposes of determining investor suitability. In connection with making the foregoing representations and warranties, Selling Agent further represents and warrants that the Selling Agent has, among other things, examined the following sections in the Fund's Offering Document and obtained such additional information from Man regarding the information set forth thereunder as the Selling Agent has deemed necessary or appropriate to determine whether the Fund's Offering Document adequately and accurately discloses all material facts relating to an investment in the Fund and provides an adequate basis to subscribers for evaluating an investment in the Units:

          "Risk Factors"

          "Use of Proceeds"

          "Management's Discussion and Analysis of the Fund's Prospective Operations"

          "Management of the Fund"

          "Performance Information"

          "Net Asset Value"

          "Fees and Expenses paid by the Fund"

          "Redemptions; and Transfers of Units"

          "Conflicts of Interest; Transactions Between Man Group and the Fund"

          "Tax Consequences"

          "Benefit Plan Investors"

          "Futures Markets and Trading Methods"

          "Alternative Investment Strategies in General"

          "Supplemental Performance Information"

In connection with making the representations and warranties set forth in this paragraph, the Selling Agent has not relied on inquiries made by or on behalf of any other parties.

          (c) The Selling Agent agrees to inform all prospective purchasers of Units of all pertinent facts relating to the liquidity and marketability of the Units as set forth in the Prospectus.

          (d) The Selling Agent will not execute any sales of Units from a discretionary account over which it has control without prior written approval of the customer in whose name such discretionary account is maintained.

          (e) No offer or sale of Units will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Units have not been registered or qualified for offer and sale under applicable state securities laws unless Units are exempt from the registration or qualification requirements of such laws, all as described on the Blue-Sky Survey in respect of the Fund delivered by Man to the Selling Agent.


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          (f) The Selling Agent agrees that it will offer and sell such Units only at the public offering price as described in the Fund's Offering Document, prior to the initial closing for each Class of Units, $100 per Unit, and thereafter at the net asset value per Unit of each Class of Units.

          Purchase of Units

          (a) If at least the minimum number of Units of Class A1 and Class A2 Units or Class B1 or Class B2 Units shall have been so subscribed for, then on ________, 2005 or (i) at such earlier time after subscriptions for the minimum number of Units shall have been received as determined by the Managing Member (as defined in the Fund's Offering Document) or (ii) at such later date on or prior to ________, 2005 to which the Managing Member and Man may extend the initial offering, Man shall notify the Selling Agent of the initial closing of the Fund (the "Initial Closing"), as well as of the aggregate number of Units of each Class of Units that are to be issued upon the Initial Closing for which the Fund has received acceptable subscriptions. Payment of the purchase price for the Units shall be made at such place as shall be agreed upon among Man and the Managing Member, at 10:00 A.M., Chicago time, on such day and time (not later than five (5) business days after the end of the Initial Offering Period, as may be extended) as shall be agreed upon by Man and the Managing Member (the "Initial Closing Time"). Subsequent to the Initial Closing Time, Units may continue to be sold as of the first day of each calendar month (each such date, together with the Initial Closing Time, a "Closing Time"), in the discretion of the Fund.

          (b) All payments for subscriptions may be made by wire transfer pursuant to the wire instructions set forth in the Subscription Agreement or by subscriber check payable to "_______ AS ESCROW AGENT FOR MAN-AHL 130, LLC ESCROW ACCOUNT NO. ______" maintained at [Bank] (the "Escrow Agent"), and submitted to Selling Agent. Such payments will be transmitted to the Escrow Agent by Noon, New York time, on the business day following receipt thereof.

          As an alternative to submitting subscription checks, a subscriber may instead authorize the Selling Agent to debit the subscriber's customer securities account maintained with the Selling Agent. Subscribers who do so must have their subscription payments in their accounts not less than 5 business days before the relevant purchase date-- subscribers to be notified of such date. At each Closing Time, subscribers' customer securities accounts will be debited by Selling Agent in the amount of their subscriptions. The amount of the subscription payments so debited will be transmitted directly to the Escrow Agent in the form of a Selling Agent check or wire transfer made payable to "_______ AS ESCROW AGENT FOR MAN-AHL 130, LLC ESCROW ACCOUNT NO. ______".

          Selling Agent and Man may make such other arrangements regarding the transmission of subscriptions as they may deem convenient or appropriate; provided that any such arrangement must comply in all relevant respects with SEC Regulations 10b-9 and 15c2-4.

          Compensation

          (a) Subject to limitation imposed by NASD Conduct Rule 2810 that aggregate selling commissions with respect to the Units not exceed 10% of the aggregate sale price of such Units, as compensation for the Selling Agent's services in finding and introducing to the Fund


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acceptable subscribers hereunder, the Selling Agent shall receive from Man commissions with respect to each Class A1 and Class B1 Unit sold by the Selling Agent and outstanding ("Eligible Units") in an amount equal to ____% of the annual average month-end Net Asset Value of each such Unit, determined as of the last day of each calendar month and paid quarterly (before redemptions); provided, however, that the maximum compensation payable to the Selling Agent hereunder in respect of each Class A1 and Class B1 Unit sold by the Selling Agent shall be __% of the issue price of each such Unit.

          (b) In respect of Class A2 and Class B2 Units sold through and participating in the Selling Agent's "wrap account" program to participants in such program, no selling commission shall be due or paid to the Selling Agent hereunder.

          Counterparts.

          This Addendum may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Date: ______________, 200__

                                        MAN INVESTMENTS INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLING AGENT:

                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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